STRADLEY, RONON, STEVENS & YOUNG, LLP
                            2600 One Commerce Square
                        Philadelphia, Pennsylvania 19103


                               September 17, 1998


Board of Trustees
Frank Russell Investment Company
909 A Street
Tacoma, Washington  98402

Re: Opinions with respect to the Reorganization of the Fixed Income II Fund (the "Acquiring Portfolio") and the Volatility Constrained Bond Fund (the "Acquired Portfolio") of the Frank Russell Investment Company, a Massachusetts business trust (the "Trust")

Ladies and Gentlemen:

    We have provided you with a proposed form of an opinion regarding the tax treatment of the shareholders and the Trust as a consequence of the reorganization of the Acquired Portfolio and the Acquiring Portfolio (the "Reorganization"). We also have provided you with a proposed form of our opinion regarding the status of the shares to be issued by the Acquiring Portfolio to the former shareholders of the Acquired Portfolio in connection with the Reorganization.

    In connection with the registration of the shares of the Acquiring Portfolio to be issued in the Reorganization, and the proxy material filed by the Acquired Portfolio in connection with the submission of the Reorganization to a vote of the shareholders of the Acquired Portfolio at a Special Meeting in Lieu of Annual Meeting, the Trust has filed a Form N-14 registration statement and proxy statement (the "Form N-14") with the U. S. Securities and Exchange Commission containing the forms of the proposed opinions.

    We hereby consent to the inclusion of the opinions in the Form N-14, and to the reference in the Form N-14 to the opinion we will provide with respect to the tax consequences of the Reorganization.

                                Very truly yours,

                                STRADLEY, RONON, STEVENS & YOUNG, LLP


                               By:/s/ Steven M. Felsenstein, a Partner